Exhibit 97.1

AMERICAN EXCEPTIONALISM ACQUISITION CORP. A

COMPENSATION RECOVERY POLICY

1.	Effective Date. This Compensation Recovery Policy (this “Policy”) has been adopted by American Exceptionalism Acquisition Corp. A (the “Company”) effective as of September 25, 2025.

2.

Recovery of Erroneously Awarded Compensation. Pursuant to this Policy, the Company shall recover erroneously awarded compensation to its executive officers to the extent required by Section 10D of the Securities Exchange Act of 1934, as amended and Section 303A.14 of the NYSE Listed Company Manual (collectively, the “Compensation Recovery Rules”) and shall otherwise comply in all respects with the Compensation Recovery Rules, as in effect from time to time. The Committee (as defined below) shall determine, in its sole and exclusive discretion, the method or methods for recovering any erroneously awarded compensation, which methods need not be the same, or applied in the same manner, to each executive officer, provided that any such method shall provide for reasonably prompt recovery and otherwise comply with any requirements of the New York Stock Exchange.

3.

Authority of Committee. This Policy shall be administered and interpreted by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company in accordance with the Compensation Recovery Rules and other applicable Federal securities laws and regulations. Except as limited by applicable law, and subject to the provisions of this Policy, the Committee shall have full power, authority and sole and exclusive discretion to construe, interpret and administer this Policy, and to delegate its authority pursuant to this Policy. In addition, the Committee shall have full and exclusive power to adopt such rules, regulations and guidelines for carrying out this Policy and to amend this Policy, in each case, as it may deem necessary or proper. Except as otherwise required by the Compensation Recover Rules, this Policy also may be administered by the Board, and references in this Policy to the “Committee” shall be understood to refer to the full Board.

4.

Decisions Binding. In making any determination or in taking or not taking any action under this Policy, the Committee may obtain and rely on the advice of experts, including employees of, and professional advisors to, the Company. Any action taken by, or inaction of, the Committee or its delegates relating to or pursuant to this Policy shall be within the absolute discretion of the Committee or its delegates. Such action or inaction of the Committee or its delegates shall be conclusive and binding on the Company and any current or former executive officer affected by such action or inaction.

5.

Policy Not Exclusive. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery, recoupment, forfeiture or offset that may be available to the Company pursuant to the terms of any other applicable Company policy, compensation or benefit plan, agreement or arrangement or other agreement or applicable law; provided, however, that there shall be no duplication of recovery of the same compensation.

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AMERICAN EXCEPTIONALISM ACQUISITION CORP. A

COMPENSATION RECOVERY POLICY

ACKNOWLEDGEMENT FORM

By signing below, I, the undersigned, acknowledge and agree as follows:

1.	I have received and reviewed a copy of the Compensation Recovery Policy (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”);

2.	I am bound by, subject to, and shall comply with, all terms and conditions of the Policy, both during and after my period of employment or service with the Company and its affiliates;

3.

In the event of any conflict between the Policy and the terms of any employment or other agreement to which I am a party, or any compensation or benefit plan, program or arrangement in which I participate, the terms of the Policy shall govern; and

4.

If it is determined by the Committee (as defined in the Policy) that any amounts granted, awarded, paid or provided to me should be forfeited or reimbursed to the Company or its affiliates, I shall promptly take any action necessary to effectuate such forfeiture and/or reimbursement.

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